                                                                  EXHIBIT (c)(1)

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                          AGREEMENT AND PLAN OF MERGER

                            dated as of July 14, 1999

                                      among

                             COMPUWARE CORPORATION,

                              CV ACQUISITION, INC.

                                       and

                                  VIASOFT, INC.















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




                                TABLE OF CONTENTS

ARTICLE I - THE OFFER.................................................................................................2
   1.1    The Offer...................................................................................................2
   1.2    Viasoft Actions.............................................................................................3

ARTICLE II - THE MERGER...............................................................................................4
   2.1    The Merger..................................................................................................4
   2.2    Closing.....................................................................................................5
   2.3    Effective Time..............................................................................................5
   2.4    Effects of the Merger.......................................................................................5
   2.5    Certificate of Incorporation and Bylaws.....................................................................5
   2.6    Directors...................................................................................................5
   2.7    Officers....................................................................................................5
   2.8    Merger Without Shareholders Meeting.........................................................................5

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.....6
   3.1    Effect on Capital Stock.....................................................................................6
   3.2    Exchange of Certificates....................................................................................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES...........................................................................9
   4.1    Representations and Warranties of Viasoft...................................................................9
   4.2    Representations and Warranties of Compuware and Merger Sub.................................................26

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS................................................................29
   5.1    Conduct of Business........................................................................................29
   5.2    No Solicitation............................................................................................31

ARTICLE VI - ADDITIONAL AGREEMENTS...................................................................................33
   6.1    Shareholder Approval; Preparation of Proxy Statement.......................................................33
   6.2    Access to Information; Confidentiality.....................................................................35
   6.3    Reasonable Efforts; Notification...........................................................................35
   6.4    Stock Plans................................................................................................36
   6.5    Post Merger Employment Benefits............................................................................36
   6.6    Indemnification, Exculpation and Insurance.................................................................37
   6.7    Directors..................................................................................................37
   6.8    Fees and Expenses..........................................................................................38
   6.9    Public Announcements.......................................................................................38
   6.10   Shareholder Litigation.....................................................................................39
   6.11   Certain Tax Matters........................................................................................39

ARTICLE VII - CONDITIONS PRECEDENT...................................................................................39
   7.1    Conditions to Each Party's Obligation to Effect the Merger.................................................39
   7.2    Conditions to Compuware's and Merger Sub's Obligation to Effect the Merger.................................40
   7.3    Conditions to Viasoft's Obligation to Effect the Merger....................................................41


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

   7.4    Conditions to the Short-Form Merger........................................................................41

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER.....................................................................41
   8.1    Termination................................................................................................41
   8.2    Effect of Termination......................................................................................43
   8.3    Amendment..................................................................................................44
   8.4    Extension; Waiver..........................................................................................44
   8.5    Procedure for Termination, Amendment, Extension or Waiver..................................................44

ARTICLE IX - GENERAL PROVISIONS......................................................................................45
   9.1    Nonsurvival of Representations and Warranties..............................................................45
   9.2    Notices....................................................................................................45
   9.3    Definitions................................................................................................46
   9.4    Interpretation.............................................................................................49
   9.5    Counterparts...............................................................................................50
   9.6    Entire Agreement; No Third-Party Beneficiaries.............................................................50
   9.7    Governing Law..............................................................................................50
   9.8    Assignment.................................................................................................50
   9.9    Enforcement................................................................................................50

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July 14, 1999, among Compuware Corporation, a Michigan corporation ("Compuware"), CV Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Compuware ("Merger Sub"), and Viasoft, Inc., a Delaware corporation ("Viasoft").

                                    Recitals

         A. In furtherance of the acquisition of Viasoft by Compuware on the terms and subject to the conditions set forth in this Agreement, Compuware proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, $0.001 par value, of Viasoft ("Viasoft Common Stock") (including the associated Preferred Share Purchase Rights ("Rights") issued pursuant to the Viasoft Rights Agreement (defined below)), at a price per share of Viasoft Common Stock (a "Share") of not less than $9.00 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "Offer Price"), subject to reduction for any applicable federal backup or other applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of Viasoft has approved the Offer and has resolved to recommend that Viasoft's shareholders accept the Offer.

         B. The respective Boards of Directors of Compuware, Merger Sub and Viasoft have approved the Offer and the merger of Merger Sub into Viasoft, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Compuware or Viasoft and Dissenting Shares (as defined in Section 3.1(d)), will be converted into the right to receive the Offer Price.

         C. Compuware, Merger Sub and Viasoft desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         D. Concurrently with the execution and delivery of this Agreement, Compuware and certain shareholders of Viasoft have entered into a Shareholder Tender and Voting Agreement, pursuant to which such shareholders agree to tender their shares of Viasoft Common Stock in the Offer and vote in favor of the Merger.

         Therefore, the parties agree as follows:

                                    ARTICLE I
                                    THE OFFER

         1.1      The Offer.

                  (a) Subject to the provisions of this Agreement, Merger
Sub will, and Compuware will cause Merger Sub to, within five business days after the public announcement (on the date hereof or the following business day) of the execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligation of Merger Sub to, and of Compuware to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer will be subject to the conditions set forth in Exhibit A and to the terms and conditions of this Agreement. Merger Sub expressly reserves the right to waive any conditions to the Offer, to increase the price per Share payable in the Offer, to extend the duration of the Offer (subject to the limitations set forth in this Section), or to make any other changes in the terms and conditions of the Offer; provided, however, that without Viasoft's consent, no such change may be made which (i) decreases the price per Share payable in the Offer, (ii) reduces the minimum (including by waiver of the Minimum Tender Condition, as defined in Exhibit A) or maximum number of Shares to be purchased in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Exhibit A, (iv) changes the form of consideration payable in the Offer, (v) extends the expiration of the Offer (the "Expiration Date") (which will initially be twenty business days following the commencement of the Offer) beyond five business days following the initial expiration of the Offer except (A) as required by the Exchange Act or (B) in the case of any such greater than five day extension of the Offer, in Merger Sub's reasonable judgment, it is reasonably likely that during any such extension, any condition set forth in Exhibit A (including the Minimum Tender Condition) which is not satisfied as of the date of such extension will be satisfied during such extension; provided that, without Viasoft's consent, the Expiration Date may not be extended pursuant to clause (B) of this sentence beyond twenty business days following the initial expiration of the Offer, or (vi) amends any other material terms of the Offer in a manner materially adverse to Viasoft's shareholders. Subject to the terms and conditions of this Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will, and Compuware will cause Merger Sub to, accept for payment, and pay for, all shares of Viasoft Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Compuware and Merger Sub will file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and will mail the Offer Documents to the shareholders of Viasoft. Compuware and Merger Sub agree that the Offer Documents will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first published, sent or given to Viasoft's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Compuware or Merger Sub with respect to information supplied by Viasoft specifically for inclusion in the Offer Documents. Each of Compuware, Merger Sub and Viasoft agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information will have become false or misleading in any material respect, and each of Compuware and Merger Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to Viasoft's shareholders, in each case as and to the extent required by applicable federal securities laws. Viasoft and its counsel will be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of Viasoft. Compuware and Merger Sub agree to provide Viasoft and its counsel any comments Compuware, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

                  (c) Compuware will provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Viasoft Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         1.2      Viasoft Actions.

                  (a) Viasoft hereby approves of and consents to the Offer and represents that the Board of Directors of Viasoft, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, Viasoft's shareholders and recommending that Viasoft's shareholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement and approve the Merger. Viasoft represents that its Board of Directors has received the opinion of Broadview International LLC that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by Viasoft to Compuware. Viasoft hereby consents to the inclusion in the Offer Documents of the recommendation of Viasoft's Board of Directors described in the first sentence of this Section 1.2(a) and has obtained the consent of Broadview International LLC to the inclusion in the
Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence. Viasoft has been advised by each of its directors and a majority of the executive officers that each such person intends to tender all Shares (other than Shares, if any, held by such person which if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange
Act) held by such person pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, Viasoft will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "Schedule 14D-9") containing the recommendation described in paragraph (a) and will mail the Schedule 14D-9 to the shareholders of Viasoft. Viasoft agrees that the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, on the date filed with the SEC and on the date first published, sent or given to Viasoft's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Viasoft with respect to information supplied by Compuware or Merger Sub specifically for inclusion in the Schedule 14D-9. Each of Viasoft, Compuware and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect, and Viasoft further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to Viasoft's shareholders, in each case as and to the extent required by applicable federal securities laws. Compuware and its counsel will be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of Viasoft. Viasoft agrees to provide Compuware and its counsel any comments Viasoft or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments including a copy of such comments that are made in writing.

                  (c) In connection with the Offer, Viasoft will cause its transfer agent promptly to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Viasoft Common Stock as of a record date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and, to the extent reasonably requested, computer files and other information in Viasoft's possession or control regarding the beneficial owners of Viasoft Common Stock, and will furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Compuware may reasonably request in communicating the Offer to Viasoft's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Compuware and Merger Sub and their agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to Viasoft all copies of such information then in their possession or control.


                                   ARTICLE II
                                   THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into Viasoft at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Merger Sub will cease and Viasoft will continue as the surviving corporation (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. Notwithstanding the foregoing, Compuware may elect at any time prior to the Merger to merge Viasoft with and into Merger Sub instead of merging Merger Sub into Viasoft as provided above; provided, however, that Viasoft will not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Merger Sub will be the Surviving Corporation and will continue under the name "Viasoft, Inc." At the election of Compuware, any direct or indirect Subsidiary (as defined in Section 9.3) of Compuware may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VII (the "Closing Date"), at the Detroit, Michigan offices of Honigman Miller Schwartz and Cohn, counsel to Compuware and Merger Sub, unless another date or place is agreed to in writing by the parties hereto.

         2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file a Certificate of Merger (or Certificate of Ownership and Merger in the case of a Short-Form Merger (defined below)) with the Delaware Secretary of State. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Merger Sub and Viasoft agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         2.4 Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the DGCL.

         2.5 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub as in effect at the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that at the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Viasoft, Inc."

         2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.8 Merger Without Shareholders Meeting. If Merger Sub (or any other Subsidiary of Compuware) acquires, and maintains through the effectiveness of the Merger, ownership of at least

90% of the outstanding Shares sufficient to enable Merger Sub (or such other Subsidiary) and Viasoft to cause the Merger to become effective without Viasoft Shareholder Approval in accordance with Section 253 of the DGCL (the "Short-Form Merger"), the parties hereto will, subject to the terms and conditions of this Agreement (including Article VII) and applicable law, take all necessary and appropriate action to cause the Short-Form Merger to become effective as promptly as practicable.

                                   ARTICLE III
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Sub:

                  (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub will be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Compuware Owned Stock. Each Share that is owned by Viasoft or by any subsidiary of Viasoft and each Share that is owned by Compuware, Merger Sub or any other Subsidiary of Compuware will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

                  (c) Conversion of Viasoft Common Stock. Subject to
Section 3.1(d), each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b)) will be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who elects to demand appraisal of his shares and complies with all the provisions of the DGCL concerning the right of holders of Viasoft Common Stock to require appraisal of their Shares ("Dissenting Shares") will not be converted as described in Section 3.1(c) but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Viasoft will give Compuware (i) prompt notice of any demands for appraisal of Shares received by Viasoft and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Viasoft will not, without the prior written consent of Compuware, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any such demands.

                  (e) Rights to Receive Shares. Each right to receive
Shares, other than pursuant to (i) the Rights, (ii) the terms of securities convertible into or exercisable for Shares which provide otherwise, or (iii) as otherwise provided in this Agreement, will be converted into the right to receive from the Surviving Corporation in cash, without interest, the Merger Consideration.

         3.2      Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Compuware will select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Viasoft Common Stock.

                  (b) Compuware To Provide Funds. Compuware will take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as part of the Merger pursuant to Section 3.1.

                  (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in a form and have such other provisions as Compuware may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Compuware, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Viasoft Common Stock which is not registered in the transfer records of Viasoft, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (d) No Further Ownership Rights in Viasoft Common Stock.
All cash paid upon the surrender of Certificates in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such

Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be cancelled and exchanged as provided in this
Article III.

                  (e) Failure to Timely Surrender; No Liability. Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates will not have been surrendered prior to 2 years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d)), the cash payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. To the fullest extent permitted by law, none of Compuware, Merger Sub, Viasoft or the Paying Agent will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Withholding Taxes. The right of any person to receive any payment or consideration pursuant to this Agreement and the transactions contemplated herein will be subject to any applicable requirements with respect to the withholding of Taxes.

                  (g) Lost, Stolen or Destroyed Certificates. If any certificates evidencing Shares have been lost, stolen or destroyed, the Paying Agent will pay to such holder the Merger Consideration required pursuant to
Section 3.1, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

                  (h) Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Viasoft or Merger Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Viasoft and Merger Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of Viasoft. Except as set forth in the disclosure letter delivered by Viasoft to Compuware concurrently with the execution of this Agreement (the "Viasoft Disclosure Letter"), Viasoft represents and warrants to Compuware and Merger Sub as follows:

                  (a) Organization, Standing and Corporate Power. Viasoft and each of its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Viasoft and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on Viasoft. Viasoft has made available to Compuware complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

                  (b) Subsidiaries. Section 4.1(b) of the Viasoft
Disclosure Letter lists each subsidiary of Viasoft. Except as set forth in
Section 4.1(b) of the Viasoft Disclosure Letter, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by Viasoft, by another subsidiary of Viasoft or by Viasoft and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than resale restrictions imposed by applicable securities laws (collectively, "Liens"). Except for the capital stock of its subsidiaries, Viasoft does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                  (c) Capital Structure. The authorized capital stock of Viasoft consists of 48,000,000 shares of Viasoft Common Stock and 2,000,000 shares of preferred stock, $0.001 par value ("Viasoft Preferred Stock"). At the close of business on July 12, 1999, (i) 17,906,636 shares of Viasoft Common Stock and no shares of Viasoft Preferred Stock were issued and outstanding, (ii) 1,549,497 shares of Viasoft Common Stock were held by Viasoft in its treasury,
(iii) 3,338,681 shares of Viasoft Common Stock were reserved for issuance upon exercise of outstanding Options (as defined in Section 6.4). Except as set forth in Section 4.1(c)(i) of the Viasoft Disclosure Letter, the only plans or arrangements pursuant to which Viasoft is obligated to issue Shares or pursuant to which Options are outstanding are Viasoft's 1986 Stock Option Plan, the 1994 Equity Incentive Plan, the 1997 Equity Incentive Plan, the Outside Director Stock Plan and the resolutions of the Board of Directors of Viasoft referenced in Section 4.1(c)(i) of the Viasoft Disclosure Letter, each as amended, (together, the "Viasoft Option Plans"), and Viasoft's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Except as set forth above, at the close of business on July 12, 1999, no shares of capital stock or other voting securities of Viasoft were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights. All outstanding shares of capital stock of Viasoft are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by Viasoft's certificate of incorporation, bylaws or any agreement to which Viasoft is a party. Except as set forth in Section 4.1(c)(ii) of the Viasoft Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of Viasoft having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Viasoft may vote. Except as set forth above or in Section 4.1(c)(iii) of the Viasoft Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Viasoft or any of its subsidiaries is a party or by which any of them is bound obligating Viasoft or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Viasoft or of any of its subsidiaries or obligating Viasoft or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (i) of Viasoft or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Viasoft or any of its subsidiaries or (ii) of Viasoft to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

                  (d) Authority; Noncontravention. Viasoft has all the requisite corporate power and authority to enter into this Agreement and, subject to, if required by law, adoption and approval of the Merger Agreement and approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of Viasoft Common Stock (the "Viasoft Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Viasoft and the consummation by Viasoft of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Viasoft, subject to Viasoft Shareholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by Viasoft and constitutes a valid and binding obligation of Viasoft, enforceable against Viasoft in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Viasoft or any of its subsidiaries under (i) the certificate of incorporation or bylaws of Viasoft or the comparable charter or organizational documents of any of its subsidiaries, (ii) except as set forth in Section 4.1(d) of the Viasoft Disclosure Letter (including change of control or acceleration rights under Viasoft Option Plans or other agreements disclosed therein), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Viasoft or any of its subsidiaries or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Viasoft or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Viasoft, (y) materially impair the ability of Viasoft to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Viasoft or any of its subsidiaries in connection with the execution and delivery of this Agreement by Viasoft or the consummation by Viasoft of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Viasoft under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Schedule 14D-9 and related Information Statement, (B) a proxy statement relating to Viasoft Shareholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Viasoft is qualified to do business, (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on Viasoft,
(B) materially impair the ability of Viasoft to perform its obligations under this Agreement or (C) prevent or have a material adverse effect on the ability of the parties to consummate any of the transactions contemplated by this Agreement and (5) any of the foregoing disclosed pursuant to the following sentence. Section 4.1(d) of the Viasoft Disclosure Letter lists all consents, waivers and approvals under any of Viasoft's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, were not obtained, would result in a Material Adverse Effect on Viasoft.

                  (e) SEC Documents; Financial Statements. Viasoft has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996. All such required reports, schedules, forms, statements and other documents filed by Viasoft with the SEC (including those that Viasoft may file subsequent to the date hereof) are referred to herein as the "SEC Documents". As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 4.1(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Viasoft included in the SEC Documents, including those filed after the date hereof until the Closing, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Viasoft and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents or in Section 4.1(e) of the Viasoft Disclosure Letter or as contemplated by this Agreement, since the date of the most recent consolidated balance sheet included in the SEC Documents neither Viasoft nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles, consistently applied ("GAAP"), to be set forth on a consolidated balance sheet of Viasoft and its consolidated subsidiaries or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Viasoft and its subsidiaries taken as a whole, except liabilities
(i) provided for in the most recent consolidated balance sheet included in the SEC Documents or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices.

                  (f) Information Supplied. None of the information supplied or to be supplied by Viasoft specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by Viasoft in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to Viasoft's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to Viasoft's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Viasoft with respect to statements made or incorporated by reference therein based on information supplied by Compuware or Merger Sub specifically for inclusion or incorporation by reference therein.

                  (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 4.1(g) of the Viasoft Disclosure Letter, since the date of the most recently audited financial statements included in the Filed SEC Documents, Viasoft has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change affecting Viasoft, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Viasoft's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)(x) any granting by Viasoft or any of its subsidiaries to any executive officer of Viasoft or any of its subsidiaries of any increase in excess of $10,000 per annum in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by Viasoft or any of its subsidiaries to any executive officer of any increase in excess of $10,000 per annum in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) except as set forth in Section 4.1(g)(iv) of the Viasoft Disclosure Letter, any entry by Viasoft or any of its subsidiaries into any employment, severance or termination agreement with any executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Viasoft, (vi) any change in accounting methods, principles or practices by Viasoft materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP and SEC rules and regulations, (vii) any material revaluation of any of Viasoft's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice, or (viii) any executive officer or other key employee who has terminated such person's employment with Viasoft, or threatened to do so, nor has Viasoft been informed that any such person plans to do so, because of the pendency of the Offer or Merger.

                  (h) Intellectual Property.

                      (i) Viasoft and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are material to the business of Viasoft and its subsidiaries as currently conducted by Viasoft and its subsidiaries.

                      (ii) Section 4.1(h)(ii) of the Viasoft Disclosure Letter lists (x) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, which Viasoft considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (y) all material licenses, sublicenses, and other agreements as to which Viasoft is a party and pursuant to which any person other than Viasoft is authorized to use any Intellectual Property (other than end-user licenses in Viasoft's current standard form provided to Compuware's counsel), and (z) all material licenses, sublicenses and other agreements as to which Viasoft is a party and pursuant to which Viasoft is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Viasoft product that is material to its business.

                      (iii) To Viasoft's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Viasoft or any of its subsidiaries, any trade secret material to Viasoft or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Viasoft or any of its subsidiaries, by any third party, including any employee or former employee of Viasoft or any of its subsidiaries. To Viasoft's knowledge, no Viasoft Intellectual Property or product or service of Viasoft is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Viasoft, or which may affect the validity, use or enforceability of such Viasoft Intellectual Property. Neither Viasoft nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in licenses, purchase, service or work orders with customers, distribution and reseller agreements, or other agreements arising in the ordinary course of business.

                      (iv) Viasoft is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Viasoft Intellectual Property or Third Party Intellectual Property Rights, Viasoft's service offerings or its ability to exploit its products which could reasonably be expected to result in a material loss or liability to Viasoft.

                      (v) No suit, action or proceeding involving Viasoft which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right, or breach of any license or agreement involving Intellectual Property is currently pending or, to the knowledge of Viasoft, is threatened, nor, to the knowledge of Viasoft, is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of Viasoft's products and the provision of Viasoft's services does not, to Viasoft's knowledge after due inquiry of each of Viasoft's executive officers, directors and officers in charge of Viasoft's corporate functions, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                      (vi) Viasoft has not received notice from any third party that the operation of the business of Viasoft or any act, product or service of Viasoft, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                      (vii) Except as set forth in Section 4.1(h)(vii) of the Viasoft Disclosure Letter, to the knowledge of Viasoft, no Person has previously infringed or misappropriated or is infringing or misappropriating any Intellectual Property material to Viasoft.

                      (viii) Except as set forth in Section 4.1(h)(viii) of the Viasoft Disclosure Letter, all current and former employees and consultants of Viasoft have signed a confidentiality/nondisclosure agreement in the forms attached to the Viasoft Disclosure Letter. All current and former employees and consultants of Viasoft involved in product development work have signed an invention assignment agreement in the form attached to the Viasoft Disclosure Letter. To Viasoft's knowledge, no such current or former employees or consultants of Viasoft have violated any such agreement or otherwise misappropriated any trade secrets of Viasoft or of any third party. Viasoft does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Viasoft, except for inventions, trade secrets or proprietary information that have been assigned to Viasoft.

                      (ix) Viasoft has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Viasoft by or to a third party has been pursuant to the terms of a written agreement between Viasoft and such third party. All use, disclosure or appropriation by Viasoft of Confidential Information not owned by Viasoft has been pursuant to the terms of a written agreement between Viasoft and the owner of such Confidential Information, or is otherwise lawful.


                      (x) Except as set forth in Section 4.1(h)(x) of the Viasoft Disclosure Letter, Viasoft's operating codes, programs, utilities, development tools and other software, as well as all hardware and systems, utilized by Viasoft or any of its subsidiaries internally or to develop products or to provide services to customers, as well as all products of Viasoft or any of its subsidiaries sold to customers (collectively, "Systems") will not, as a result of processing data containing dates in the year 2000 and any preceding or following years, fail (except where a failure could not reasonably be expected to result in a material loss or liability to Viasoft) to initiate or operate, or to correctly store, represent and process all dates or abnormally terminate such processing; provided that any date data input from external sources is in a four digit year format or is specified by unambiguous algorithms or interfacing rules. Except as set forth in Section 4.1(h)(x) of the Viasoft Disclosure Letter, Viasoft's Systems operate and will operate substantially in accordance with their specifications prior to, during and after the calendar year 2000 or any leap years, except where a failure to so operate could not reasonably be expected to result in a material loss or liability to Viasoft. Since January 1, 1998, Viasoft has not given, and none of its subsidiaries has given to customers any written representations or warranties or indemnities with respect to year 2000 compliance or conformity, except (A) where Viasoft's liability is limited to amounts paid to Viasoft or to repairing or replacing the Product pursuant to the contract in which such representation, warranty or indemnity appears and lost profits and consequential damages are expressly excluded, (B) pursuant to Viasoft's standard form warranties attached as Exhibit 4.1(h)(x) to the Viasoft Disclosure Letter, (C) as disclosed in Section 4.1(h)(x) of the Viasoft Disclosure Letter, or (D) where the breach of such representations and warranties or where such indemnities could not reasonably be expected to result in a material loss or liability to Viasoft.


              (i) Litigation. Except as disclosed in the Filed SEC Documents or in Section 4.1(i) of the Viasoft Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Viasoft, threatened against Viasoft or any of its subsidiaries, nor, to the knowledge of Viasoft, is their any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on Viasoft, (ii) challenge or seek to enjoin or seek damages with respect to Viasoft's entering into and performing this Agreement or that impair the ability of Viasoft to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Viasoft or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii) above.

              (j) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or Section 4.1(j) of the Viasoft Disclosure Letter, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by Viasoft or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Viasoft or any of its subsidiaries. Except as disclosed in the Filed SEC Documents or Section 4.1(j) of the Viasoft Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Viasoft or any of its subsidiaries and any current or former employee, officer or director of Viasoft or any of its subsidiaries as to which there is or could be aggregate liability on the part of Viasoft or any of its subsidiaries in excess of $100,000.

              (k)    ERISA Compliance.

              (i) Viasoft is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. Except as set forth in Section 4.1(k) of the Viasoft Disclosure Letter, Viasoft does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

              (ii) Viasoft (w) has never been and is not now subject to a union organizing effort, (x) is not subject to any collective bargaining agreement with respect to any of its employees, (y) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (z) does not have any current labor disputes. Viasoft has good labor relations, has not been informed of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has not been informed that any of its key employees intends to leave its employ.


              (iii) Neither Viasoft nor any trade or business (a "Viasoft Affiliate") which is under common control with Viasoft within the meaning of
Section 414 of the Internal Revenue Code of 1986, as amended (the "Revenue Code") has a pension plan which is subject to Section 412 of the Revenue Code or subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or maintains a "multiemployer plan" as defined in Section 3(37) of ERISA. Viasoft has made available to Compuware a true and complete copy of, to the extent applicable, (i) such Viasoft Employee Plan, (ii) except as set forth in Section 4.1(k)(iii) of the Viasoft Disclosure Letter, the most recent annual report (Form 5500), (iii) each trust agreement related to such Viasoft Employee Plan, (iv) the most recent summary plan description for each Viasoft Employee Plan for which such a description is required and (v) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Viasoft Employee Plan.

              (iv) Each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Viasoft or any Viasoft Affiliate and covers any employee or former employee of Viasoft or any Viasoft Affiliate (collectively referred to as "Viasoft Employee Plans") has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Viasoft Employee Plan. Except as set forth in
Section 4.1(k)(iv) of the Viasoft Disclosure Letter, all contributions to any Viasoft Employee Plan for all periods prior to the Effective Time have been timely made or are accrued on Viasoft's financial statements.

              (v) There has been no amendment to, written interpretation or announcement (whether or not written) by Viasoft relating to, or change in employee participation or coverage under, any Viasoft Employee Plan that would increase materially the expense of maintaining such Viasoft Employee Plan above the level of the expense incurred in respect thereof for Viasoft's fiscal year ended June 30, 1999.

              (vi) All Viasoft Employee Plans, to the extent applicable, are in compliance, in all material respects, with (x) the continuation coverage requirements of Section 4980B of the Revenue Code and Sections 601 through 608 of ERISA, (y) the Americans with Disabilities Act of 1990, as amended, and (z) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder.

              (vii) No benefit payable or which may become payable by Viasoft or any of its subsidiaries pursuant to any Viasoft Employee Plan or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Revenue
Code) which is subject to the imposition of an excise Tax under Section 4999 of the Revenue Code or which would not be deductible by reason of Section 280G of the Revenue Code. Except as set forth in Section 4.1(k)(vii) of the Viasoft Disclosure Letter, neither Viasoft nor its subsidiaries is a party to any: (x) agreement (other than as described in (y) below) with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Viasoft or its subsidiaries in the nature of any of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (y) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              (viii) Viasoft has made available to Compuware a list of the names of all employees of Viasoft and of any of its subsidiaries and their salaries as of the most recent practicable date.

             (l)     Taxes.

                     (i) Except as set forth in Section 4.1(l) of the Viasoft Disclosure Letter, Viasoft and each of its subsidiaries has duly filed on a timely basis all material Tax Returns required to be filed by it. All such Returns are true, complete and correct in all material respects. Neither Viasoft nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Viasoft or any of its subsidiaries, nor has Viasoft or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither Viasoft nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the balance sheet of Viasoft contained in the most recent financial statements contained in the Filed SEC Documents (the "Viasoft Balance Sheet") in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Viasoft, other than any liability for unpaid Taxes that may have accrued since the date of the Viasoft Balance Sheet in connection with the operation of the business of Viasoft and its subsidiaries in the ordinary course. The most recent financial statements contained in the Filed SEC Documents properly reflect in accordance with GAAP all Taxes payable by or properly accruable by Viasoft and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                     (ii) Except as set forth in Section 4.1(l) of the Viasoft Disclosure Letter, no deficiencies for any Taxes have been proposed, asserted or assessed against Viasoft or any of its subsidiaries that are not properly reflected in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending. Viasoft and/or any of its subsidiaries have not agreed with any Tax authority to extend the time to assess any Taxes beyond the date of this Agreement. Except as set forth in Section 4.1(l)(ii) of the Viasoft Disclosure Letter, none of the Returns of Viasoft and each of its subsidiaries have been examined by the Internal Revenue Service or any other taxing authority during the 5 year period ending on the Closing Date which has resulted or may result in a liability in excess of $25,000 per Return or in excess of $1,000,000 for all Returns. None of Viasoft and its subsidiaries has entered into any closing agreement with respect to any taxable year. Except as set forth in Section 4.1(l)(ii) of the Viasoft Disclosure Letter, none of Viasoft and its subsidiaries is a party to any audit, dispute, claim, action or proceeding relating to, or for the assessment or collection of, Taxes, nor has such event been asserted or threatened in writing against Viasoft or any of its subsidiaries or any of their assets that involves a liability or potential liability in excess of $25,000 per Return or in excess of $1,000,000 for all Returns. Viasoft and each of its subsidiaries has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Revenue Code Section 6662. Neither Viasoft nor any of its subsidiaries is (nor has ever been) a party to any Tax sharing agreement with any party other than Viasoft or its subsidiaries. There are no Liens or security interests on any of the assets of Viasoft or its subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes.

                     (iii) Except as set forth in Schedule 4.1(l) of the Viasoft Disclosure Letter, neither Viasoft nor any subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Revenue Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Viasoft is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Revenue Code. Neither Viasoft nor any subsidiary has participated in an international boycott as defined in Revenue Code Section 999. Neither Viasoft nor any subsidiary is a member of, a partner in, or otherwise owns an interest in a partnership, limited liability or other "pass through" entity. Neither Viasoft nor any subsidiary has agreed, nor is it required to make, any adjustment under Revenue Code Section 481(a) by reason of a change in accounting method or otherwise. Neither Viasoft nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Revenue Code), passive foreign investment company (as defined in Section 1296 of the Revenue Code) or other entity, the income of which is required to be included in the income of Viasoft or any of its subsidiaries. Neither Viasoft nor any of its subsidiaries has been a "distributing" or "controlled" corporation as defined in Section 355 of the Revenue Code in a transaction intended to qualify under Section 355 and Section 368(a)(1)(D) of the Revenue Code within the two years immediately prior to the signing of this Agreement. Neither Viasoft nor any subsidiary has liability for the Taxes in excess of $100,000 of any person for any taxable period beginning or ending during the 5 year period ending on the Closing Date under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither Viasoft nor any subsidiary has granted a power of attorney with respect to any matter relating to Taxes, except with respect to matters for which both (i) the identity of the attorney or representative appointed, and a description of the Tax matter covered, by the power of attorney is set forth in Section 4.1(l)(iii) of the Viasoft Disclosure Letter, and (ii) a copy of the power of attorney is provided to Compuware.

                     (iv) Neither Viasoft nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Revenue Code or agreed to have
Section 341(f)(2) of the Revenue Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the Revenue Code) owned by Viasoft or any of its subsidiaries.

                     (v) Schedule 4.1(l) sets forth all material Tax elections for Viasoft and each of its subsidiaries. Except as set forth on Schedule 4.1(l), Viasoft and/or each of its subsidiaries does not have a net operating loss or other tax attributes presently subject to limitation under Code ss.ss.382, 383, or 384 or the underlying Treasury Regulations.

                     (vi) As used in this Agreement, "Tax" or "Taxes" will mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty

Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Viasoft or any of its subsidiaries is required to pay, withhold or collect. As used in this Agreement, "Returns" will mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

                  (m) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Viasoft or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Revenue Code). There is no agreement, contract or arrangement to which Viasoft or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Revenue Code.

                  (n) Compliance with Applicable Laws.

                      (i) Viasoft and each of its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. Except as disclosed in Section 4.1(n) of the Viasoft Disclosure Letter, Viasoft and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Viasoft.

                      (ii) Viasoft and its subsidiaries are, and have been, and each of Viasoft's former subsidiaries, while subsidiaries of Viasoft, was in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. The term "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (x) Releases or threatened Releases of Hazardous Material into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, septic systems or land; or (y) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                      (iii) During the period of ownership or operation by Viasoft and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material by Viasoft or its subsidiaries, or, to Viasoft's knowledge, any other party, in violation of Environmental Laws in, on, under or affecting such properties or, to the knowledge of Viasoft, any surrounding site, and none of Viasoft or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Viasoft. Prior to the period of ownership or operation by Viasoft and its subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of Viasoft, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Release" has the meaning set forth in 42 U.S.C. ss. 9601(22). The term "Hazardous Material" means
(1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and the Clean Air Act, 42 U.S.C. ss. 7401 et seq.,
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) radon and (6) PCBs, or materials or fluids containing PCBs.

                  (o) State Takeover Statutes; Rights Agreement. No Delaware takeover statute or similar statute or regulation applies so as to impede, delay or otherwise adversely affect, the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Other than the Rights Plan described in Section 4.1(o) of the Viasoft Disclosure Letter, Viasoft is not a party to, nor affected by, any "rights agreement", "poison pill" or similar plan, agreement or arrangement (a "Rights Plan") affecting the capitalization of, or issuance of capital stock by, Viasoft, which would be triggered by the Offer, the Merger, this Agreement or any other transaction contemplated hereby.

                  (p) Brokers; Schedule of Fees and Expenses. Except as set forth in Section 4.1(p) of the Viasoft Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Broadview International LLC, the fees and expenses of which will be paid by Viasoft (and a copy of whose engagement letter has been provided to Compuware), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Viasoft. Assuming consummation of the Merger, no such engagement letter obligates Viasoft to continue to use their services or pay fees or expenses in connection with any future transaction.

                  (q) Opinion of Financial Advisor. Viasoft's Board of Directors has received the opinion of Broadview International LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Viasoft's shareholders is fair to Viasoft's shareholders (other than Compuware and Merger Sub) from a financial point of view, and a signed copy of such opinion has been delivered to Compuware.

                  (r) Contracts, Debt Instruments.

                      (i) Set forth in Section 4.1(r) of the Viasoft Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Viasoft or any of its subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" will mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person,
(G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                      (ii) Except as set forth in Section 4.1(r) of the Viasoft Disclosure Letter, neither Viasoft nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under): (x) its certificate of incorporation or bylaws, (y) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, (z) any order, writ, injunction, decree, statute, rule or regulation applicable to Viasoft or any of its subsidiaries, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Viasoft.

                      (iii) Except as set forth in Section 4.1(r) of the Viasoft Disclosure Letter, neither Viasoft nor any of its subsidiaries is a party to or is bound by: (x) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Viasoft or any of its subsidiaries and any of its officers or directors; (y) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or (z) any material joint marketing or development agreement.

                  (s) Certain Agreements. Except as set forth in Section 4.1(s) of the Viasoft Disclosure Letter, Viasoft and its subsidiaries are not parties to or subject to any agreement which falls within any of the following classifications:

                      (i) any employment, deferred compensation, bonus or contract of a similar nature requiring payments in excess of $100,000 per year by Viasoft or any subsidiary;

                      (ii) any contract or agreement that materially restricts or materially impairs Viasoft or any of its subsidiaries or employees from carrying on such person's business as now conducted or any part thereof or from competing in any line of business with any person, corporation or other entity or that grants any exclusive license or distribution rights;

                      (iii) any collective bargaining agreement or other such contract or agreement with any labor organization;

                      (iv) any lease of personal property requiring rental payments of $250,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

                      (v) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Viasoft or any subsidiary in personal property;

                      (vi) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of Viasoft or any of its subsidiaries;

                      (vii) any agreement to acquire equipment or commitment to make capital expenditures by Viasoft or any subsidiary of $50,000 or more;

                      (viii) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with Viasoft's sale of properties or assets;

                      (ix) any agreement requiring Viasoft to indemnify any current or former officer, director, employee or agent;

                      (x) any agreement of any kind, including any distributorship, sales, marketing or representative agreement, which involves future payments or performance of services or delivery of items, requiring payments of $350,000 or more by Viasoft or any subsidiary; or

                      (xi) any agreement with a customer of Viasoft providing for services to be performed for such customer for a fixed or capped fee or payment structure.

                      Neither Viasoft nor any subsidiary is in default under any contract or agreement, nor, to the knowledge of Viasoft, are any other parties to such agreements in default, and to Viasoft's knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Viasoft. Each agreement disclosed in items (i) through (xii) of this Section is in full force and effect and true and complete copies of all such agreements have been provided to Compuware or its representatives.

                  (t) Title to Properties.

                      (i) Section 4.1(t) of the Viasoft Disclosure Letter lists all real property interests owned or leased by Viasoft or its subsidiaries. Viasoft and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which Viasoft or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of Viasoft and its subsidiaries to conduct business as currently conducted.

                      (ii) Viasoft and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Viasoft and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

                  (u) Labor Matters. Except as set forth in the Section 4.1(u) of the Viasoft Disclosure Letter, (a) Viasoft and its subsidiaries are operating and have operated their businesses in compliance in all material respects with all applicable laws relating to such businesses respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, the Family and Medical Leave Act or related matters, and Viasoft and its subsidiaries are not engaged in and have not engaged in any unlawful practice relating to such businesses under such applicable laws, or in any unfair labor practice relating to the business of Viasoft or its subsidiaries; (b) no Governmental Entity has given Viasoft or any of its subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any conflicts with or violations of any such laws relating to the business conducted by Viasoft or such subsidiary or in connection with the operation of the business, nor, to the knowledge of Viasoft, is any such investigation threatened or pending, nor, to the knowledge of Viasoft, has any such investigation occurred during the last two years; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Viasoft, threatened against or affecting the business, and neither Viasoft nor any subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (d) to the knowledge of

Viasoft, no union representation question or union organizational activity exists respecting employees and, to Viasoft's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (e) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; and (f) Viasoft and its subsidiaries are in material compliance with all obligations under all Viasoft Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in
Section 4.1(a) of the Viasoft Disclosure Letter, there are no pending or, to the knowledge of Viasoft, threatened proceedings, actions or suits of any nature (i) under or alleging violation of IRCA, WARN or any law respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) and unemployment insurance, or matters involving any employee; (ii) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (iii) relating to alleged breaches of any of Viasoft Employee Plans. To Viasoft's knowledge, no employee of Viasoft has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by Viasoft or any of its subsidiaries or disclosing to Viasoft or any of its subsidiaries trade secrets or proprietary information of any such employer. No employee of Viasoft or any of its subsidiaries has given notice to Viasoft or any of its subsidiaries, nor is Viasoft otherwise aware, that any employee intends to terminate his or her employment with Viasoft or any of its subsidiaries.

                  (v) Government Contracts. All representations, certifications and disclosures made by Viasoft or any subsidiary to any Government Contract Party have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any contracts of Viasoft or any subsidiary with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving Viasoft or any subsidiary and/or Compuware or Merger Sub as successor in interest to Viasoft and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Viasoft's technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any cloud on any of Viasoft's or its subsidiaries' rights in and to its technical data, computer software, products and services. There is currently no dispute between Viasoft or any of its subsidiaries and any Government Contract Party. For purposes of this Section, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                  (w) Warranties, Guarantees and Indemnities. Except as disclosed in Section 4.1(w) of the Viasoft Disclosure Letter, neither Viasoft nor any of its subsidiaries has provided to its customers rights to obtain refunds or made any other warranties, guarantees or indemnities with respect to the services it provides to such customers except where Viasoft's liability is limited to (i) amounts paid to Viasoft pursuant to the contract in which such right, warranty, guaranty or indemnity appears and lost profits and consequential damages are expressly excluded, and/or (ii) Viasoft's obligation to remedy a deficiency under such contract without further charge to the customer.

                  (x) Customer Relationships. Each of Viasoft and its subsidiaries has good commercial working relationships with its customers and suppliers. None of Viasoft's top twenty-five customers (based on Viasoft's consolidated revenues for the fiscal year ended June 30, 1999 (each, a "Material Customer")) has, from July 1, 1999 to the date of this Agreement, cancelled or otherwise terminated its relationship with Viasoft or any subsidiary thereof, decreased or limited materially the amount of product or services ordered from Viasoft or any subsidiary thereof, or threatened to take any such action other than in the ordinary course upon completion of customer projects.

                  (y) Product and Service Quality. Except as set forth in
Section 4.1(y) of the Viasoft Disclosure Letter, all products manufactured, sold, licensed, leased or delivered by Viasoft and its subsidiaries and all services provided by Viasoft and its subsidiaries, to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and quality standards and none of Viasoft or its subsidiaries has any material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Viasoft or its subsidiaries giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith. Neither Viasoft nor its subsidiaries has received a complaint from a Material Customer regarding Viasoft's or its subsidiaries' services pursuant to which such Material Customer is withholding payment of any material amounts payable to Viasoft or such subsidiary, or which is the subject of an ongoing dispute or correspondence between Viasoft and such customer.

                  (z) Disclosure. Nothing in the Viasoft Disclosure Letter will be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else applicable in the Viasoft Disclosure Letter in a manner sufficiently clear to identify to which representation or warranty an exception is being made.

         4.2 Representations and Warranties of Compuware and Merger Sub. Compuware and Merger Sub represent and warrant to Viasoft as follows:

                  (a) Organization, Standing and Corporate Power. Each of Compuware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Compuware and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Compuware.

                  (b) Authority; Noncontravention. Compuware and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Compuware and Merger Sub and the consummation by Compuware and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Compuware and Merger Sub. This Agreement has been duly executed and delivered by Compuware and Merger Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Compuware or Merger Sub under (i) the articles of incorporation or bylaws of Compuware or the certificate of incorporation or bylaws of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Compuware or Merger Sub or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Compuware or Merger Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Compuware and its subsidiaries, taken as a whole, (y) materially impair the ability of Compuware or Merger Sub to perform their obligations under this Agreement, (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Compuware or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Compuware or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form under the HSR Act, (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger or an agreement of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Viasoft is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Compuware and its subsidiaries, taken as a whole, (B) impair the ability of Compuware and Merger Sub to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.

                  (c) Information Supplied. None of the information supplied or to be supplied by Compuware or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to Viasoft's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to Viasoft's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Compuware or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Viasoft specifically for inclusion or incorporation by reference therein.

                  (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Compuware or Merger Sub.

                  (e) Financing. At the expiration of the Offer and the Effective Time, Compuware and Merger Sub will have available all the funds necessary for the acquisition of all Shares pursuant to the Offer or Merger and to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares validly tendered or outstanding at the Effective Time.

                  (f) Litigation. Except as disclosed in documents filed with the SEC by Compuware, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Compuware, threatened against Compuware or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Compuware or Merger Sub to perform their obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Compuware or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i) or (ii) above.

                  (g) Financial Statements. The financial statements of Compuware included in the required reports, schedules, forms, statements and other documents filed with the SEC since December 31, 1996, including those filed after the date hereof until the Closing, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), except as may be indicated in the notes thereto, and fairly present in all material respects the consolidated financial position of Compuware and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).


                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1      Conduct of Business.

                  (a) Conduct of Business by Viasoft. Viasoft will, and will cause its subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve their relationships with distributors, licensors, contractors, customers, suppliers, lenders and others having business dealings with any of them. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, as set forth in Section 5.1 of the Viasoft Disclosure Letter cross-referenced to a subsection of this Section 5.1, or as may be agreed to in writing by Compuware, Viasoft will not, and will not permit any of its subsidiaries to:

                           (i)  (x) declare,  set aside or pay any dividends on,
or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Viasoft to its parent, or in the case of less than wholly-owned subsidiaries, as required by agreements existing on the date of this Agreement,
(y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Viasoft or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii)  issue, deliver, sell, pledge or otherwise
encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Viasoft Common Stock upon the exercise of Options (as defined in Section 6.4) outstanding on the date of this Agreement and in accordance with their present terms and pursuant to the Stock Purchase Plan); provided that, without the prior written consent of Compuware, in no event will Viasoft issue any shares of its capital stock during the period commencing with the consummation of the Offer and ending at the Effective Time;

                           (iii) except as set forth in Section 5.1(a)(iii) of
the Viasoft Disclosure Letter, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

                           (iv)  acquire or agree to acquire (x) by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to Viasoft and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

                           (v)   sell, lease, license, mortgage or otherwise
encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

                           (vi) (x) incur any indebtedness for borrowed money or
draw down on any credit facility or arrangement or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Viasoft or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans or advances to, or investments in, any other person, other than any subsidiary of Viasoft;

                           (vii) make or agree to make any new capital
expenditure or expenditures which individually is in excess of $100,000 or which in the aggregate are in excess of $500,000;

                           (viii) make any material tax election or settle or
compromise any material income or franchise tax liability;

                           (ix) pay, discharge, settle or satisfy any material
claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as set forth in Section 5.1(a)(ix) of the Viasoft Disclosure Letter or the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Viasoft included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of this Section 5.1;

                           (x)   except as expressly  contemplated  hereby,
waive, release or assign any rights or claims under any contract or agreement binding on Viasoft or any subsidiary; or, except as expressly contemplated hereby or in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any contract or agreement binding on Viasoft or any subsidiary; or, in any event, enter into any contract or agreement binding on Viasoft or any subsidiary which would be required to be disclosed in Section 4.1(d) of the Viasoft Disclosure Letter;

                           (xi) terminate or lay off more than 5 employees,
except for cause consistent with past practice and Viasoft policy or except as set forth in Section 5.1(a)(xi) of the Viasoft Disclosure Letter;

                           (xii) except as set forth in Section 5.1(a)(xii) of
the Viasoft Disclosure Letter, adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Options (as defined in Section 6.4), or authorize cash payments in exchange for any Options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of Viasoft or enter into any related or interested party transaction;

                      (xiii) except as set forth in Section 5.1(a)(xiii) of the Viasoft Disclosure Letter, grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date hereof and described in the Viasoft Disclosure Letter;

                      (xiv) take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve Viasoft or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render Viasoft insolvent or to cause Viasoft to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria;

                      (xv) except as described in Section 5.1(a)(xv) of the Viasoft Disclosure Letter, institute any litigation or other proceeding;

                      (xvi) take any action that might cause or constitute a breach of any representation or warranty made by Viasoft in this Agreement; or

                      (xvii) other than the Rights Plan disclosed in Section 4.1(o) of the Viasoft Disclosure Letter, enter into any Rights Plan, or take or permit any other action which could have the effect of causing the representation made in Section 4.1(o) to be untrue in any respect;

                      (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) Other Actions. Viasoft and Compuware will not, and will not permit any of their respective Subsidiaries to, knowingly and willfully take any deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in (x) such a manner as would have a Material Adverse Effect on Viasoft (in the case of Viasoft) or (y) any material respect (in the case of Compuware) as of the date when made or (ii) any of the conditions to the Offer set forth in Exhibit A or any of the conditions to the Merger to not be satisfied (subject to Viasoft's right to take action consistent with Sections 5.2 and 6.1).

         5.2      No Solicitation.

         (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, Viasoft will not, nor will it permit any of


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

its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Viasoft or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the making, announcement or submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that this Section 5.2 will not prohibit Viasoft from furnishing non-public information regarding Viasoft and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Viasoft an unsolicited, written, bona fide takeover proposal (as defined in this Section 5.2) that Viasoft's Board of Directors reasonably concludes (after consultation with its financial adviser) may constitute or lead to a superior proposal (as defined in Section 6.1) if (1) neither Viasoft nor any representative of Viasoft and its subsidiaries will have violated any of the restrictions set forth in this Section 5.2, (2) Viasoft's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Viasoft's Board of Directors to comply with its fiduciary obligations to Viasoft's shareholders under applicable law, and (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, (x) Viasoft gives Compuware written notice of the identity of such person or group and all of the material terms and conditions of such takeover proposal and of Viasoft's intention to furnish information to, or enter into discussions or negotiations with, such person or group, (y) Viasoft receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Viasoft's confidential information as the Confidentiality Agreement, and (z) contemporaneously with furnishing any such information to such person or group, Viasoft furnishes such information to Compuware (to the extent such information has not been previously furnished by Viasoft to Compuware). Upon execution of this Agreement, Viasoft, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Viasoft or any investment banker or attorney of Viasoft or any of its subsidiaries, will be deemed to be a breach of this
Section 5.2(a) by Viasoft. For purposes of this Agreement, "takeover proposal" means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Viasoft by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Viasoft or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Viasoft or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Viasoft pursuant to which the shareholders of Viasoft immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Viasoft; or (C) any liquidation or dissolution of Viasoft.

                  (b) In addition to the obligations of Viasoft set forth in paragraph (a) above, Viasoft will promptly advise Compuware orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. Viasoft will keep Compuware fully informed of the status and details of any such request, takeover proposal or inquiry.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1      Shareholder Approval; Preparation of Proxy Statement.

                  (a) If Viasoft Shareholder Approval is required by law in order to effect the Merger, Viasoft will, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining Viasoft Shareholder Approval. Subject to applicable law and the provisions of
Section 6.1(c): (i) Viasoft will, through its Board of Directors, recommend to its shareholders that Viasoft Shareholder Approval be given; (ii) the Proxy Statement will include a statement to the effect that Viasoft's Board of Directors recommends that Viasoft Shareholder Approval be given at the Shareholders Meeting; and (iii) neither Viasoft's Board of Directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Compuware, the recommendation of Viasoft's Board of Directors that Viasoft Shareholder Approval be given at the Shareholders Meeting. Notwithstanding the foregoing, if Merger Sub (or any other Subsidiary of Compuware) will acquire and will maintain through the effectiveness of the Short-Form Merger, ownership of at least 90% of the outstanding Shares sufficient to enable Merger Sub (or such other Subsidiary) to effect the Short-Form Merger, the parties will, at the request of Compuware, take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, Viasoft agrees that its obligations pursuant to the first sentence of this Section 6.1(a) will not be affected by (i) the commencement, public proposal, public disclosure or communication to Viasoft of any takeover proposal (including a superior proposal) or (ii) the withdrawal or modification by Viasoft's Board of Directors of its approval or recommendation of the Offer, this Agreement, the Merger or Viasoft Shareholder Approval.

                  (b) If Viasoft Shareholder Approval is required by law in order to effect the Merger, Viasoft will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Viasoft's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Viasoft will notify Compuware promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Compuware with copies of all correspondence between Viasoft or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there will occur any event that Viasoft determines, on advice of its outside counsel, should be set forth in an amendment or supplement to the Proxy Statement, Viasoft will promptly prepare and mail to its shareholders such an amendment or supplement. Except as required by law, Viasoft will not mail any Proxy Statement, or any amendment or supplement thereto, to which Compuware reasonably objects.

                  (c) Nothing in this Agreement will prevent Viasoft's Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Offer, this Agreement, the Merger or Viasoft Shareholder Approval if (i) a superior proposal is made to Viasoft and is not withdrawn, (ii) Viasoft provides written notice to Compuware (a "Notice of Superior Proposal") advising Compuware that Viasoft has received a superior proposal, specifying all of the material terms and conditions of such superior proposal and identifying the person or entity making such superior proposal,
(iii) Compuware will not have, within three business days of Compuware's receipt of the Notice of Superior Proposal, made an offer that Viasoft's Board by a majority vote determines in its good faith judgment, after consultation with its financial adviser, to be at least as favorable to Viasoft's shareholders as such superior proposal (it being agreed that Viasoft's Board of Directors will convene a meeting to consider any such offer by Compuware promptly following the receipt thereof), (iv) Viasoft's Board of Directors concludes in good faith, after consultation with qualified outside counsel, that, in light of such superior proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Viasoft's Board of Directors to comply with its fiduciary obligations to Viasoft's shareholders under applicable law and (v) Viasoft will not have violated any of the restrictions set forth in
Section 5.2 or this Section 6.1. Viasoft will provide Compuware with at least three business days prior notice (or such lesser prior notice as provided to the members of Viasoft's Board of Directors but in no event less than twenty-four hours) of any meeting of Viasoft's Board of Directors at which Viasoft's Board of Directors is reasonably expected to consider any takeover proposal to determine whether such takeover proposal is a superior proposal. For purposes of this Agreement, "superior proposal" will mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, sale of assets or similar transaction involving Viasoft pursuant to which the Shares outstanding immediately preceding such transaction will represent less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Viasoft), directly or indirectly, of ownership of 100% of the then-outstanding shares of capital stock of Viasoft, on terms and conditions that Viasoft's Board of Directors determines, in its reasonable judgment, after consultation with its financial adviser, to be more favorable to Viasoft shareholders than the terms of the Merger; provided, however, that any such offer will not be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Viasoft's Board of Directors (after consultation with its financial adviser) to be obtained by such third party on a timely basis.

                  (d) Nothing contained in this Agreement will prohibit Viasoft or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

                  (e) Compuware agrees to cause all shares of Viasoft Common Stock purchased pursuant to the Offer and all other shares of Viasoft Common Stock owned by Merger Sub or any other subsidiary of Compuware to be voted in favor of Viasoft Shareholder Approval.

         6.2 Access to Information; Confidentiality. Viasoft will, and will cause each of its subsidiaries to, afford to Compuware, and to Compuware's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Viasoft will, and will cause each of its subsidiaries to, furnish or make available promptly to Compuware (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Compuware may reasonably request. Any disclosure that may be required by law, regulation or rule will be coordinated by and between the parties and their advisors prior to such disclosure. Except as required by law or the rules and regulations of the Nasdaq National Market, Compuware will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, in confidence any confidential information in accordance with the Confidentiality Agreement dated June 2, 1999, between Compuware and Viasoft (the "Confidentiality Agreement").

         6.3      Reasonable Efforts; Notification.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(d) of the Viasoft Disclosure Letter, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Viasoft and its Board of Directors will (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

                  (b) Viasoft will give prompt notice to Compuware, and Compuware will give prompt notice to Viasoft, of: (i) the breach of any material representation or warranty made by it contained in this Agreement or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         6.4      Stock Plans.

                  (a) Stock Option Plans. Pursuant to the Viasoft Option Plans, following the Effective Time, each option to purchase Shares granted pursuant to the Viasoft Option Plans ("Options") will be fully vested and entitle the optionee to receive the Merger Consideration (without interest) per Share subject to such Option; provided, that any such Option that is not duly exercised within thirty (30) days after the Effective Time will automatically expire.

                  (b) Employee Stock Purchase Plan. Unless terminated prior to the Effective Time in accordance with its terms, the Stock Purchase Plan will be terminated as of the Effective Time. Unless the Stock Purchase Plan is terminated prior to the Effective Time in accordance with its terms, Viasoft will take such actions as are necessary to cause the last day of the then current "Purchase Right Period" (as such term is used in the Stock Purchase
Plan) to be the last trading day on which Viasoft Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Viasoft Exercise Date"); provided that such change will be conditioned on the consummation of the Merger. On the Final Viasoft Exercise Date, Viasoft will apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of Viasoft Common Stock in accordance with the terms of the Stock Purchase Plan.

         6.5      Post Merger Employment Benefits.

                  (a) Employees of Viasoft who become employed by Compuware or any Subsidiary thereof after the Effective Time will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Compuware, and such employees will receive credit for all service with Viasoft for purposes of any "employee benefit plan" as such term is defined in Section 3(3) of ERISA. Upon the request of Compuware, to the extent permitted by applicable law, any Viasoft Employee Plans will be terminated immediately prior to the Effective Time.

                  (b) Promptly following the Effective Time, Compuware will evaluate, in light of the equity incentive compensation provided to similarly situated employees of Compuware, the equity incentive compensation of the employees of Viasoft who become employed by Compuware or its

Subsidiaries after the Effective Time, and, if deemed appropriate in Compuware's sole discretion, Compuware will make grants of equity incentive compensation to such employees.

         6.6      Indemnification, Exculpation and Insurance.

                  (a) From and after the Effective Time, Compuware will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Viasoft pursuant to any indemnification agreements between Viasoft and any of its subsidiaries and their respective directors and officers (each, an "Indemnified Party") existing prior to the date hereof; provided that Compuware and the Surviving Corporation will have no obligation to indemnify an Indemnified Party thereunder in respect of claims, liabilities or damages arising out of a breach of a representation or covenant made by Viasoft in this Agreement knowingly and willfully caused by such Indemnified Party. From and after the Effective Time, such obligations will be the joint and several obligations of Compuware and the Surviving Corporation and, by executing this Agreement, Compuware hereby assumes such obligations. Compuware will cause to be maintained for a period of not less than two years after the Effective Time Viasoft's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of Viasoft on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the amount per annum Viasoft paid in its last full fiscal year, which amount has been disclosed to Compuware. If the existing D&O Insurance cannot be maintained, expires or is terminated or cancelled during such two-year period, Compuware will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of 150% of the amount per annum Viasoft paid in its last full fiscal year, which amount has been disclosed to Compuware, on terms and conditions substantially similar to the existing D&O Insurance. The certificate of incorporation and bylaws of the Surviving Corporation will contain the same provisions with respect to indemnification and elimination of liability for monetary damages as are set forth in the certificate of incorporation and bylaws of Viasoft, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof or any time after the date hereof and prior to the Effective Time, were directors, officers, employees or agents of Viasoft or its subsidiaries, unless such modification is required by law.

                  (b) This Section 6.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of Compuware or the Surviving Corporation. In the event that Compuware or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions will be made so that the successors and assigns of Compuware or the Surviving Corporation will assume the obligations of Compuware or the Surviving Corporation, as the case may be, set forth in this Section 6.6.

         6.7 Directors. Promptly upon the acceptance for payment of, and payment for, a number of shares of Viasoft Common Stock by Merger Sub pursuant to the Offer that satisfies the Minimum Tender Condition, Merger Sub will be entitled to designate for appointment or election to Viasoft's

Board of Directors, upon written notice to Viasoft, such number of persons so that the designees of Merger Sub constitute the same percentage (but in no event less than a majority) of Viasoft's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. Viasoft will, upon Merger Sub's request, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Board of Directors and will cause Merger Sub's designees to be so elected. Subject to applicable law, Viasoft will take all action requested by Compuware necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Viasoft agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub will have provided to Viasoft on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees). Following the election or appointment of Merger Sub's designees pursuant to this
Section 6.7, and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Compuware or Merger Sub or exercise or waiver of Viasoft's rights or remedies hereunder, will require the concurrence of a majority of Viasoft's directors (including, if Compuware so elects, a majority of Viasoft's non-employee directors) (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of Viasoft on the date hereof, or are directors (other than directors designated by Merger Sub in accordance with this Section 6.7) designated by such persons or person to fill any vacancy (the "Continuing Directors").

         6.8 Fees and Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, however, that
(i) Viasoft agrees to promptly assume and pay, or reimburse Compuware for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by Compuware in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, following termination of this Agreement pursuant to Sections 8.1(c) or 8.1(d) hereof, and (ii) Compuware agrees to promptly assume and pay, or reimburse Viasoft for, all reasonable legal, accounting and investment banking fees payable and expenses incurred by Viasoft in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, following termination of this Agreement pursuant to Section 8.1(e) hereof.

         6.9 Public Announcements. Compuware and Merger Sub, on the one hand, and Viasoft, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

         6.10 Shareholder Litigation. Viasoft will give Compuware the opportunity to participate in the defense or settlement of any shareholder litigation against Viasoft and its directors and officers relating to any of the transactions contemplated by this Agreement until the purchase of Viasoft Common Stock pursuant to the Offer or the prior termination of this Agreement in accordance with its terms, and thereafter, will give Compuware the opportunity to direct the defense of such litigation and, if Compuware so chooses to direct such litigation, Compuware will give Viasoft and its directors and officers an opportunity to participate in such litigation; provided, however, that no settlement thereof will be agreed to without Compuware's consent, which consent will not be unreasonably withheld, and provided further that no settlement requiring a payment by an officer, director or other representative will be agreed to without such person's consent.

         6.11 Certain Tax Matters. Prior to the Closing Date, Viasoft will deliver to Compuware the following information with respect to Viasoft and each of its subsidiaries as of the most recent practicable date as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transaction contemplated by this Agreement for Tax purposes:
(1) the basis of Viasoft and each of its subsidiaries in their respective assets; (2) the amount of any net operating loss, net capital loss, unused investment, research and development or other credit, unused foreign tax credit, or excess charitable contribution of Viasoft and/or each of its subsidiaries;
(3) excess loss accounts in the consolidated group or groups of which Viasoft and/or each of its subsidiaries is a member; (4) the amount of any deferred gain or loss of Viasoft and each of its subsidiaries arising out of any deferred intercompany transaction; and (5) the amount of any gain or loss allocable to Viasoft and each of its subsidiaries arising out of any deferred intercompany transaction or intercompany transaction.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

                  (a) Viasoft Shareholder Approval. If required by applicable law, Viasoft Shareholder Approval will have been obtained.

                  (b) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby will have been obtained.

                  (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition will be in effect which would (i) make the Merger or the acquisition or holding by Compuware or its affiliates of Viasoft Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Compuware's or Merger Sub's ownership or operation of, or compel Compuware or Merger Sub to dispose of or hold separate, all or a material portion of the business or assets of Viasoft or any subsidiary thereof, (iii) compel Compuware, Merger Sub or Viasoft to dispose of or hold separate all or a material portion of the business or assets of Compuware or any of its subsidiaries or Viasoft or any of its subsidiaries, or (iv) impose material limitations on the ability of Compuware or Merger Sub or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or impose any material condition to the Offer, this Agreement or the Merger which would be adverse to Compuware.

         7.2 Conditions to Compuware's and Merger Sub's Obligation to Effect the Merger. The respective obligations of Compuware and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of Viasoft set forth in this Agreement will be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Compuware will have received a certificate with respect to the foregoing signed by a duly authorized officer of Viasoft;

                  (b) Viasoft will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and Compuware will have received a certificate with respect to the foregoing signed by a duly authorized officer of Viasoft;

                  (c) there will not have occurred any Material Adverse Change in Viasoft or any event that is reasonably likely to result in a Material Adverse Effect to Viasoft;

                  (d) there will not be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (nor will the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice have recommended the commencement of such), any shareholder of Viasoft or any other person or party (but only if such shareholder suit, action or proceeding is deemed by Compuware to have a reasonable likelihood of success) directly or indirectly (i) challenging the acquisition by Compuware or Merger Sub of any shares of Viasoft Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by Viasoft's directors or a violation of federal securities law or applicable corporate law, (ii) seeking to prohibit or limit the ownership or operation by Viasoft, Compuware or any of their respective subsidiaries of a material portion of the business or assets of Viasoft and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, or to compel Viasoft or Compuware to dispose of or hold separate any material portion of the business or assets of Viasoft and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Compuware or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Viasoft Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote Viasoft Common Stock accepted for payment by it on all matters properly presented to the shareholders of Viasoft, (iv) seeking to prohibit Compuware or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of Viasoft and its subsidiaries taken as a whole, or (v) seeking to impose a material condition to the Offer, Merger or Agreement which would be adverse to Compuware; and

                  (e) All third party consents, the failure of which to obtain would have a Material Adverse Effect on Viasoft, will have been obtained.

         7.3 Conditions to Viasoft's Obligation to Effect the Merger. The obligation of Viasoft to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of Compuware and Merger Sub set forth in this Agreement will be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date, and Viasoft will have received a certificate with respect to the foregoing signed by duly authorized officers of Compuware and Merger Sub; and

                  (b) Compuware and Merger Sub will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and Viasoft will have received a certificate with respect to the foregoing signed by duly authorized officers of Compuware and Merger Sub.

         7.4 Conditions to the Short-Form Merger. Notwithstanding the foregoing provisions of this Article VII, the only conditions to Compuware's and Merger Sub's obligation to effect the Short-Form Merger, if the Short-Form Merger may be effected pursuant to applicable law, will be the conditions set forth in Section 7.1(b) and (c).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Viasoft:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Compuware and Viasoft;

                  (b)      by either Compuware or Viasoft,

                           (i)  if the Merger has not been consummated on or
prior to January 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                      (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action becomes final and nonappealable; or

                      (iii) if any required approval of Viasoft's shareholders contemplated by this Agreement has not been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting duly convened therefor and at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) will not be available to Viasoft where the failure to obtain Viasoft Shareholder Approval was caused by (x) the action or failure to act of Viasoft and such action or failure to act constitutes a material breach by Viasoft of this Agreement or (y) a breach of the Shareholder Tender and Voting Agreement by any party thereto other than Compuware;

                  (c) by Compuware, if (i) Viasoft's Board of Directors or any committee thereof fails to recommend the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or has so resolved;
(ii) Viasoft's Board of Directors or any committee thereof withdraws or modifies (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Compuware or Merger Sub its approval or recommendation of the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, approves or recommends any takeover proposal (including a superior proposal), or resolves to do any of the foregoing; (iii) Viasoft enters into any letter of intent or similar document, agreement or commitment with respect to any takeover proposal (including a superior proposal) or Viasoft's Board of Directors or any committee thereof resolves to do so; (iv) Viasoft's Board of Directors or any committee thereof upon a request to reaffirm Viasoft's approval or recommendation of the Offer, the Merger or this Agreement, fails to do so within two business days after such request is made or has so resolved; or (v) a tender or exchange offer relating to securities of Viasoft is commenced by a person unaffiliated with Compuware, and Viasoft does not send to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Viasoft recommends rejection of such tender or exchange offer;

                  (d) by Compuware, if any of the representations and warranties of Viasoft set forth in this Agreement fail to be true and correct in any material respect as of the date of the Agreement or cease to be true and correct in any material respect at any time thereafter, or if Viasoft breaches or fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Viasoft to be performed or complied with by it; provided that if any such breach or failure (other than a breach of Sections 5.2 or 6.1 or any other breach that has caused irreparable harm) is curable by Viasoft through the exercise of its reasonable efforts, then Compuware may not terminate this Agreement under this subsection (d) until ten business days after written notice thereof has been given to Viasoft by Compuware and unless at such time the matter has not been cured;

                  (e) by Viasoft, if any of the representations and warranties of Compuware or Merger Sub set forth in this Agreement fail to be true and correct in any material respect as of the date of the Agreement or cease to be true and correct in any material respect at any time thereafter, or if Compuware or Merger Sub breaches or fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Compuware or Merger Sub to be performed or complied with by it; provided that if any such breach or failure (other than a breach that has caused irreparable harm) is curable by Compuware or Merger Sub through the exercise of its reasonable efforts, then Viasoft may not terminate this Agreement under this subsection (e) until ten business days after written notice thereof has been given to Compuware and Merger Sub by Viasoft and unless at such time the matter has not been cured;

                  (f) by Viasoft, if the Board of Directors of Viasoft will have withheld, withdrawn, modified or amended its recommendation in favor of this Agreement, the Offer, the Merger or Viasoft Shareholder Approval as permitted pursuant to Section 6.1(c) and will have authorized Viasoft to enter into an agreement with a third party with respect to a superior proposal; or

                  (g) by Viasoft, if (i) Compuware, Merger Sub, or any of their affiliates will have failed to commence the Offer on or prior to 5 business days following the date of the initial public announcement of the Offer or will have terminated the Offer, or (ii) the Offer expires without Compuware, Merger Sub or their affiliates, as the case may be, purchasing Shares pursuant thereto; provided that in each case Viasoft may not terminate this Agreement pursuant to this Section 8.1(g) if Viasoft is then in material breach of this Agreement.

         8.2 Effect of Termination. If this Agreement is terminated by either Viasoft or Compuware as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Compuware, Merger Sub or Viasoft, other than the provisions of the last sentence of Section 6.2, Section 6.8, this Section 8.2 and Article IX; provided, however, to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party may be held liable for damages for such breach; and, provided further that (x) if this Agreement is terminated by Compuware pursuant to Section 8.1(c) or by Viasoft pursuant to Section 8.1(f), Viasoft will pay or cause to be paid a fee equal to $5,500,000 in immediately available funds within two business days of such termination, and
(y) if this Agreement is terminated by Compuware pursuant to Sections 8.1(b)(i) or 8.1(d), or by Compuware or Viasoft pursuant to Section 8.1(b)(iii), and, prior to such termination under any of such Sections, a third party has publicly announced a takeover proposal, the consummation of which would constitute an Acquisition Event, and within 12 months following the termination of this Agreement, an Acquisition Event is consummated or Viasoft enters into a definitive agreement providing for an Acquisition Event, Viasoft will pay or cause to be paid to Compuware a fee equal to $5,500,000 in immediately available funds within two business days after the consummation of such Acquisition Event or the entry by Viasoft into such definitive agreement; provided, that if such Acquisition Event provides for a consideration per Share less than the Offer Price but greater than the closing price per Share on the Nasdaq National Market on the trading day immediately prior to the public announcement of the execution of this Agreement (the "Pre-Offer Price"), the fee payable by Viasoft pursuant to this clause (y) will be $2,000,000, and if such Acquisition Event provides for a consideration per Share less than or equal to the Pre-Offer Price, no fee will be payable by Viasoft pursuant to this clause (y). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive in accordance with their terms. For the purposes of this Agreement, "Acquisition Event" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Viasoft pursuant to which the shareholders of Viasoft immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Viasoft of assets representing in excess of 50% of the aggregate fair market value of Viasoft's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Viasoft), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Viasoft. Payment of the amounts described in this Section 8.2 will not be in lieu of damages incurred in the event of breach of this Agreement.


         8.3 Amendment. This Agreement may be amended by the parties at any time before or after obtaining Viasoft Shareholder Approval, if Viasoft Shareholder Approval is required by law; provided, however, that after any required Viasoft Shareholder Approval, there will not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

         8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 will, in order to be effective, require in the case of Compuware, Merger Sub or Viasoft, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Merger Sub's designees are appointed or elected to the Board of Directors of Viasoft as provided in Section 6.7, after the acceptance for payment of shares of Viasoft Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Continuing Directors will be required by Viasoft to (i) amend or terminate this Agreement by Viasoft, (ii) exercise or waive any of Viasoft's rights or remedies under this Agreement or (iii) extend the time for performance or waiver of Compuware's and Merger Sub's respective obligations under this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                  (a)      if to Compuware or Merger Sub, to

                                    Compuware Corporation
                                    31440 Northwestern Highway
                                    Farmington Hills, Michigan 48334
                                    Attention: President
                                    Facsimile: 248-737-1822

                           with copies to:

                                    Compuware Corporation
                                    31440 Northwestern Highway
                                    Farmington Hills, Michigan 48334
                                    Attention: General Counsel
                                    Facsimile: 248-737-7690

                  (b)      if to Viasoft, to

                                    Viasoft, Inc.
                                    3033 North 44th Street
                                    Phoenix, Arizona  85018
                                    Attention: Chief Executive Officer
                                    Facsimile:  1-602-840-4068

                           with a copy to:

                                    Osborn Maledon, P.A.
                                    2929 North Central Avenue, Suite 2100
                                    Phoenix, Arizona  85012
                                    Attention:  William M. Hardin, Esq.
                                    Facsimile:  1-602-640-9050

         9.3      Definitions.  For purposes of this Agreement:

                  "Acquisition Event" is defined in Section 6.8(b)(ii) of this Agreement.

                  "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "Certificates" is defined in Section 3.2(c) of this Agreement.

                  "Closing Date" is defined in Section 2.2 of this Agreement.

                  "Compuware" is defined in the introductory paragraph of this Agreement.

                  "Confidentiality Agreement" is defined in Section 6.2 of this Agreement.

                  "Confidential Information" is defined in Section 4.1(h)(ix) of this Agreement.

                  "Continuing Directors" is defined in Section 6.7 of this Agreement.

                  "Viasoft" is defined in the introductory paragraph of this Agreement.

                  "Viasoft Affiliate" is defined in Section 4.1(k)(iii) of this Agreement.

                  "Viasoft Balance Sheet" is defined in Section 4.1(l)(i) of this Agreement.

                  "Viasoft Common Stock" is defined in Recital A of this Agreement.

                  "Viasoft Disclosure Letter" is defined in Section 4.1 of this Agreement.

                  "Viasoft Employee Plans" is defined in Section 4.1(k)(iv) of this Agreement.

                  "Viasoft Option Plans" is defined in Section 4.1(c) of this Agreement.

                  "Viasoft Preferred Stock" is defined in Section 4.1(c) of this Agreement.

                  "Viasoft Shareholder Approval" is defined in Section 4.1(d) of this Agreement.

                  "Dissenting Shareholder" is defined in Section 3.1(d) of this Agreement.

                  "Dissenting Shares" is defined in Section 3.1(d) of this Agreement.

                  "DGCL" is defined in Section 2.1 of this Agreement.

                  "Effective Time" is defined in Section 2.3 of this Agreement.

                  "Employment and Noncompetition Agreements" is defined in
         Section 6.5(b) of this Agreement.

                  "Environmental Laws" is defined in Section 4.1(n)(ii) of this Agreement.

                  "ERISA" is defined in Section 4.1(k)(iii) of this Agreement.

                  "Exchange Act" is defined in Section 1.1(a) of this Agreement.

                  "Expiration Date" is defined in Section 1.1(a) of this Agreement.

                  "Filed SEC Documents" is defined in Section 4.1(g) of this Agreement.

                  "Final Viasoft Exercise Date" is defined in Section 6.4(b) of this Agreement.

                  "GAAP" is defined in Section 4.1(e) of this Agreement.

                  "Government Contract Party" is defined in Section 4.1(v) of this Agreement.

                  "Governmental Entity" is defined in Section 4.1(d) of this Agreement.

                  "Hazardous Material" is defined in Section 4.1(n)(iii) of this Agreement.

                  "HSR Act" is defined in Section 4.1(d) of this Agreement.

                  "Indemnified Party" is defined in Section 6.6(a) of this Agreement.

                  "Information Statement" is defined in Section 4.1(f) of this Agreement.

                  "Intellectual Property" is defined in Section 4.1(h) of this Agreement.

                  "IRCA" is defined in Section 4.1(u) of this Agreement.

                  "IRS" is defined in Section 4.1(k)(iii) of this Agreement.

                  "Liens" is defined in Section 4.1(b) of this Agreement.

                  "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Viasoft or in connection with Viasoft and its subsidiaries, any change or effect that is or would be materially adverse to Viasoft and its subsidiaries, taken as a whole, taking into account the business, properties, assets, employees, financial condition or results of operations of Viasoft and its subsidiaries, excluding those changes, effects and developments that directly result from (i) the announcement of the Offer or the Merger, (ii) any act or omission of Compuware or Merger Sub, (iii) general economic conditions, or (iv) conditions generally affecting the industry in which Viasoft competes (provided that such conditions do not materially and adversely affect Viasoft disproportionately); provided that in any litigation regarding this definition where the principal change or effect at issue involves the termination for any reason of the employment of Viasoft's or its subsidiaries' employees, Viasoft will be required to sustain the burden of proving by clear and convincing evidence that the exclusion set forth in clause (i) or (ii) of this sentence is applicable.

                  "Material Customer" is defined in Section 4.1(x) of this Agreement.

                  "Merger" is defined in Recital B of this Agreement.

                  "Merger Consideration" is defined in Section 3.1(c) of this Agreement.

                  "Merger Sub" is defined in the introductory paragraph of this Agreement.

                  "Minimum Tender Condition" is defined in Exhibit A attached to this Agreement.

                  "Notice of Superior Proposal" is defined in Section 6.1(c) of this Agreement.

                  "Offer" is defined in Recital A of this Agreement.

                  "Offer Documents" is defined in Section 1.1(b) of this Agreement.

                  "Offer Price" is defined in Recital A of this Agreement.

                  "Options" is defined in Section 6.4(a) of this Agreement.

                  "Paying Agent" is defined in Section 3.2(a) of this Agreement.

                  "Permits" is defined in Section 4.1(n)(i) of this Agreement.

                  "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "Pre-Offer Price" is defined in Section 8.2 of this Agreement.

                  "Proxy Statement" is defined in Section 4.1(d) of this Agreement.

                  "Returns" is defined in Section 4.1(l)(v) of this Agreement.

                  "Revenue Code" is defined in Section 4.1(k)(iii) of this Agreement.

                  "Rights" is defined in the Recitals Section of this Agreement.

                  "Rights Plan" is defined in Section 4.1(o) of this Agreement.

                  "Schedule 14D-9" is defined in Section 1.2(b) of this Agreement.

                  "SEC" is defined in Section 1.1(b) of this Agreement.

                  "Securities Act" is defined in Section 4.1(e) of this Agreement.

                  "Share" is defined in Recital A of this Agreement.

                  "Shareholders Meeting" is defined in Section 6.1(a) of this Agreement.

                  "Short-Form Merger" is defined in Section 2.8 of this Agreement.

                  "Stock Purchase Plan" is defined in Section 4.1(c) of this Agreement.

                  "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  "Superior proposal" is defined in Section 6.1 of this Agreement.

                  "Surviving Corporation" is defined in Section 2.1 of this Agreement.

                  "Systems" is defined in Section 4.1(h)(x) of this Agreement.

                  "Takeover proposal" is defined in Section 5.2 of this Agreement.

                  "Tax" or "Taxes" is defined in Section 4.1(l)(v) of this Agreement.

                  "Third Party Intellectual Property Rights" is defined in
         Section 4.1(h)(ii) of this Agreement.

                  "WARN Act" is defined in Section 4.1(u) of this Agreement.

         9.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference is to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns. References to a law or statute in this Agreement include all amendments and modifications to such law or statute, and all rules and regulations promulgated thereunder. References to Viasoft in this Agreement refer also to Viasoft's subsidiaries unless the context would clearly indicate otherwise.

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Viasoft Disclosure Letter, the Shareholder Tender and Voting Agreement, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, other than Sections 6.6 and 6.10, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         9.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Compuware or to any direct or indirect wholly-owned subsidiary of Compuware, but no such assignment will relieve Merger Sub and Compuware of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Michigan or in the State of Delaware or in Michigan or Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and venue of any federal court located in the State of Michigan or the State of Delaware or any Michigan or Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or choice of venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Michigan or in the State of Delaware.


                   REST OF THIS PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, Compuware, Merger Sub and Viasoft have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            COMPUWARE CORPORATION


                                            By: /s/ Eliot R. Stark
                                               ---------------------------------
                                            Name:  Eliot R. Stark
                                            Title: Executive Vice President


                                            CV ACQUISITION, INC.


                                            By: /s/ Eliot R. Stark
                                               ---------------------------------
                                            Name:  Eliot R. Stark
                                            Title:  President


                                            VIASOFT, INC.


                                            By: /s/ Steven D. Whiteman
                                               ---------------------------------
                                            Name:  Steven D. Whiteman
                                            Title:  Chairman and Chief Executive
                                            Officer

                                                                       EXHIBIT A

                                      OFFER

         Notwithstanding any other term of the Offer or this Agreement, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Viasoft Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Viasoft Common Stock tendered pursuant to the Offer unless (i) there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Viasoft Common Stock which would represent more than 50% of the fully-diluted shares of Viasoft Common Stock outstanding at the close of business on the business day immediately preceding the day on which the Offer will expire or terminate (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Viasoft Common Stock pursuant to the Offer will have expired or been terminated.

         Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub will not be required to accept for payment or, subject as aforesaid, to pay for any shares of Viasoft Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if, upon the scheduled expiration date of the Offer (as extended) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists and is continuing:

                  (a) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice will have recommended the commencement of such), any shareholder of Viasoft or any other person or party (but only if such shareholder suit, action or proceeding is deemed by Compuware to have a reasonable likelihood of success) directly or indirectly (i) challenging the acquisition by Compuware or Merger Sub of any shares of Viasoft Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by Viasoft's directors or a violation of federal securities law or applicable corporate law, (ii) seeking to prohibit or limit the ownership or operation by Viasoft, Compuware or any of their respective subsidiaries of a material portion of the business or assets of Viasoft and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, or to compel Viasoft or Compuware to dispose of or hold separate any material portion of the business or assets of Viasoft and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Compuware or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Viasoft Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote Viasoft Common Stock accepted for payment by it on all matters properly presented to the shareholders of Viasoft, (iv) seeking to prohibit Compuware or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of Viasoft and its subsidiaries taken as a whole, or (v) seeking to impose a material condition to the Offer, Merger or Agreement which would be adverse to Compuware;

                  (b) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action will be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (i) through
(v) of paragraph (a) above;

                  (c) there will have occurred any Material Adverse Change in Viasoft and its subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Change in Viasoft and its subsidiaries taken as a whole;

                  (d) (i) Viasoft's Board of Directors or any committee thereof will have failed to recommend the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, including any failure to include such recommendation in the Schedule 14D-9 or the Proxy Statement, or will have so resolved; (ii) Viasoft's Board of Directors or any committee thereof will have withdrawn or modified (including by amendment of the Schedule 14D-9 or Proxy Statement) in a manner adverse to Compuware or Merger Sub its approval or recommendation of the Offer, the Merger, this Agreement, or Viasoft Shareholder Approval, will have approved or recommended any takeover proposal (including a superior proposal), or will have resolved to do any of the foregoing; (iii) Viasoft will have entered into any letter of intent or similar document, agreement or commitment with respect to any takeover proposal (including a superior proposal) or Viasoft's Board of Directors or any committee thereof will have resolved to do so; (iv) Viasoft's Board of Directors or any committee thereof upon a request to reaffirm Viasoft's approval or recommendation of the Offer, the Merger or this Agreement, will have failed to do so within two business days after such request is made or will have so resolved; or (v) a tender or exchange offer relating to securities of Viasoft will have been commenced by a person unaffiliated with Compuware, and Viasoft will not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Viasoft recommends rejection of such tender or exchange offer;

                  (e) any of the representations and warranties of Viasoft set forth in this Agreement will have failed to be true and correct in any material respect as of the date of the Agreement or will have ceased to be true and correct in any material respect at any time thereafter;

                  (f) Viasoft will have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Viasoft to be performed or complied with by it; provided that if any such breach or failure (other than a breach of Sections 5.2 or 6.1 or any other breach that has caused irreparable harm) is curable by Viasoft through the exercise of its reasonable efforts, then Compuware may not terminate the Offer under this subsection (f) until ten business days after written notice thereof has been given to Viasoft by Compuware or Merger Sub and unless at such time the matter has not been cured;

                  (g) this Agreement will have been terminated in accordance with its terms;

                  (h) there will have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (5) in the case of any of the situations described in clauses (1) through (4) inclusive existing at the date of commencement of the Offer, a material escalation or worsening thereof;

                  (i) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Merger Sub, any of its affiliates, or any group of which any of them is a member, (1) will have acquired beneficial ownership of more than 10% of the outstanding shares of Viasoft Common Stock, (2) will have entered into a definitive agreement or an agreement in principle with Viasoft with respect to a tender offer or exchange offer for any shares of Viasoft Common Stock or merger, consolidation or other business combination with or involving Viasoft or any of its subsidiaries or (3) will have otherwise announced a tender offer with respect to shares of Viasoft Common Stock; provided that upon satisfaction and maintenance of the Minimum Tender Condition, this condition (i) will only consist of clause (2) hereof;

                  (j) any bankruptcy proceedings will have been instituted with respect to Viasoft and not dismissed;

                  (k) all third party consents, the failure of which to obtain would have a Material Adverse Effect on Viasoft, will not have been obtained;

which, in the sole judgment of Merger Sub or Compuware, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Compuware or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Merger Sub and Compuware and their respective affiliates and may be asserted by Merger Sub or Compuware regardless of the circumstances giving rise to such condition (other than any action or inaction by Compuware or any of its Subsidiaries which constitutes a breach of this Agreement) or may be waived by Merger Sub and Compuware in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition). The failure by Compuware, Merger Sub or any other affiliate of Compuware at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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                                      -4-